Exhibit 10.2

[DATE]

[FIRSTNAME][MIDDLEINITIAL][LASTNAME]
Jagged Peak Energy Inc.
1125 17th Street, Suite 2400
Denver, CO 80202

Re:    Employment Terms and Conditions – [TITLE]

Dear [FIRSTNAME]:

You are currently employed by Jagged Peak Energy Management, LLC, a Delaware limited liability company (together with its affiliates, the “Company”) pursuant to [CURRENT AGREEMENT OR OFFER LETTER], dated [PRIOR AGREEMENT DATE] (the “Prior Agreement”). In consideration of the benefits described in this letter (this “Employment Letter Agreement”) to which you are not otherwise entitled, you hereby agree to waive any and all rights that you have under and with respect to the Prior Agreement and understand and agree that from and after the date of this Employment Letter Agreement, you shall have no further rights under or with respect to the Prior Agreement and it shall be terminated in all respects. You will retain your position as [TITLE] and your annual salary (the “Base Salary”) will remain at the same $[SALARY] level as in effect immediately prior to the date of this Employment Letter Agreement. In addition to the foregoing and, in summary, your compensation and benefits as of the date of this Employment Letter Agreement will be:

•
Participation in the Company’s 2017 Long Term Incentive Program (“LTIP”), subject to the approval and discretion of the Company’s Board of Directors and the other terms and conditions of the LTIP and any award agreement to be entered into thereunder;

•
Participation in the Company’s Short Term Incentive Plan (the “STIP”), in a “target” amount of [TARGET PERCENTAGE]% of the Base Salary upon the achievement of Company and personal goals specified each year and subject to the other terms and conditions of the STIP;

•	[VACATION] hours of annual paid vacation time; five (5) days sick leave annually; and eleven (11) paid holidays per year, all in accordance with the Company’s policies;

•
Continued participation in the Company’s 401(k) Plan, in accordance with such plan; currently the Company provides matching contributions of 6% of W-2 income, which amount may be amended from time to time in accordance with the terms of the 401(k) Plan;

•	Continued participation in the Company’s health insurance plans upon your election subject to the terms and conditions of the plans;

•	Option to participate or to continue to participate in the Company’s flexible benefit plan (Section 125 Plan); and

•	Participation in the Company’s Executive Severance Plan (the “Severance Plan”) as a Group [GROUP NUMBER] Executive (as such term is defined in the Severance Plan).

The Company may modify compensation and benefits from time to time as it deems necessary in accordance with the terms and conditions of the plans set forth above and the Company’s policies.

The terms and conditions of employment set forth in this Employment Letter Agreement incorporate and are subject to the Confidentiality and Restrictive Covenant Terms and Conditions attached hereto as Exhibit A (the “Terms”).

Notwithstanding anything to the contrary, your employment with the Company is AT WILL. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company, subject only to any rights or obligations that may be required by the Severance Plan or the Terms, each as may be amended from time to time. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, subject only to any rights and obligations that may be required by the Severance Plan or the Terms, as each may be amended from time to time.

In consideration for the benefits to be provided to you under this Employment Letter Agreement to which you are not currently entitled, by executing this Employment Letter Agreement, you hereby (a) accept the terms of employment outlined in this Employment Letter, (b) acknowledge and agree that this Employment Letter Agreement constitutes the entire agreement between the parties concerning your employment (except as otherwise may be set forth in the LTIP and any agreements entered into thereunder, the STIP, the Limited Liability Agreement of JPE Management Holdings LLC and any grants of units made pursuant thereto, the Severance Plan, the Terms or any Indemnification Agreement entered into between you and the Company (collectively, the “Remaining Agreements”)), and supersedes and terminates all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to its subject matters, except for the Remaining Agreements and (c) acknowledge and agree that any accelerated vesting of LTIP awards that may be provided in the Severance Plan shall be deemed an amendment to the terms and conditions of such LTIP awards. You agree that the Company has not made any promise or representation to you concerning this Employment Letter Agreement not expressed in this Employment Letter Agreement, and that, in signing this Employment Letter Agreement, you are not relying on any prior oral or written statement or representation by the Company, but are instead relying solely on your own judgment and the judgment of your legal and tax advisors, if any.

If you have any questions or need additional information, please feel free to contact me.

Sincerely,

By:
Name:
Title:

Accepted and agreed:

By:
Name:

Date:

Exhibit A
Confidentiality and Restrictive Covenant Terms and Conditions

JAGGED PEAK ENERGY INC.
CONFIDENTIALITY AND RESTRICTIVE COVENANT TERMS AND CONDITIONS
In consideration of the employee’s (as specified in the Employment Letter Agreement (“Employee”)) employment or continued employment by the Company, and the compensation now and hereafter paid to Employee, Employee agrees as follows (these “Terms and Conditions”):

1.	NONDISCLOSURE.
1.1    Recognition of Company’s Rights; Nondisclosure. At all times during Employee’s employment and thereafter, Employee will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (as defined below), except as such disclosure, use or publication may be required in connection with Employee’s work for the Company, or unless an officer of the Company expressly authorizes such in writing. Employee will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that incorporates any Proprietary Information. Employee hereby assigns to the Company any rights Employee may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of the Company and its assigns.
1.2    Proprietary Information. The term “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration, but not limitation, “Proprietary Information” includes all technical and non-technical information of the Company including (a) trade secrets, including, but not limited to, the whole or any portion or phase of any scientific or technical information, design, process, procedure, improvement, confidential business or financial information, listing or name, addresses or telephone number, or other information relating to any business that is secret and of value; (b) inventions, ideas, materials, concepts, processes, formulas, data, other works of authorship, know-how, improvements, discoveries, developments, designs, techniques, drilling reports, maps, well logs, mud logs, seismic data and geological or geophysical data and analyses (collectively, “Inventions”); (c) information regarding research, development, production, areas or zones of interest, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers and the existence of any business discussions, negotiations or agreements between the Company and any third party; and (d) any other non-public information generated by the Company.
1.3    Third Party Information. Employee understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Employee’s employment and thereafter, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
1.4    No Improper Use of Information of Prior Employers and Others. During Employee’s employment by the Company, Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by that former employer or person. Employee will use in the performance of Employee’s duties only information which is generally known and used by persons with training and experience comparable to Employee’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
1.5    Return of Property. Employee represents and warrants that, upon separation of employment, Employee immediately will return to the Company any and all property, documents, and files (including, without limitation, all electronic files and correspondence, recorded media, papers, computer disks, drives and other data storage devices, copies, photographs, and maps) that contain Proprietary Information, Third Party Information, or that relate in any way to Company or its business. Employee agrees, to the extent Employee possesses any files, data, or information relating in any way to the Company or its business on any personal computer or device or account, Employee will delete those files, data, or information (and will retain no copies in any form). Employee also will, prior or on to the last date of employment, return any Company tools, equipment, calling cards, credit cards, access cards, keys, and devices, any keys to any filing cabinets, vehicles, vehicle keys, and all other Company property, in any form.
1.6    Disclaimer. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

2.	ASSIGNMENT OF INVENTIONS.
2.1    Proprietary Rights. The term “Proprietary Rights” means all trade secret, patent, copyright, moral rights and other intellectual property rights throughout the world.
2.2    Previous Inventions. Inventions, if any, patented or unpatented, which Employee made prior to the commencement of Employee’s employment with the Company are excluded from the scope of these Terms and Conditions. To preclude any possible uncertainty, within two (2) business days following Employee’s signing of the Employment Letter, Employee will provide to the Company a complete written list of all Inventions relevant to the subject matter of Employee’s employment by the Company that Employee has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Employee’s employment with the Company, that Employee considers to be Employee’s property or the property of third parties and that Employee wishes to have excluded from the scope of these Terms and Conditions (collectively referred to as “Previous Inventions”). If Employee does not timely provide the Company with Employee’s written list of Previous Inventions, Employee represents that there are no Previous Inventions. If, in the course of Employee’s employment with the Company, Employee incorporate a Previous Invention into any work product for the Company, the Company is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide, fully paid up license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, reproduce, make derivative works of, distribute, publicly perform, publicly display, import and sell such Previous Invention. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, Previous Inventions in any Company Inventions without the Company’s prior written consent.
2.3    Assignment of Inventions. Subject to Sections 2.4 and 2.6, Employee hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee’s employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.” Employee hereby forever waives and agrees not to assert any and all Proprietary Rights Employee may have in or with respect to a Company Invention.
2.4    Nonassignable Inventions. Employee recognizes that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”), these Terms and Conditions Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted or was derived from work performed by Employee directly or indirectly for the Company. In the absence of a Specific Inventions Law, the preceding sentence will not apply.

2.5    Obligation to Keep Company Informed. During the period of Employee’s employment and for one (1) year after termination of Employee’s employment with the Company, Employee will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by Employee, either alone or jointly with others. In addition, Employee will promptly disclose to the Company all patent applications filed by Employee or on Employee’s behalf or in which Employee is named as an inventor or co-inventor within one (1) year after termination of employment. At the time of each such disclosure, Employee will advise the Company in writing of any Inventions that Employee believes fully qualify for protection under the provisions of a Specific Inventions Law; and Employee will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to these Terms and Conditions relating to Inventions that qualify fully for protection under a Specific Inventions Law. Employee will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.
2.6    Government or Third Party. Employee also agrees to assign all my right, title and interest in and to any particular Company Invention to a third party, including, without limitation, the United States, as directed by the Company.
2.7    Works for Hire. Employee acknowledges that all original works of authorship which are made by me (solely or jointly with others) within the scope of Employee’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
2.8    Enforcement of Proprietary Rights. Employee will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end, Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of Employee’s employment, but the Company will compensate Employee at a reasonable rate after my termination for the time actually spent by Employee at the Company’s request on such assistance.
2.9    Further Assurances. In the event the Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in the preceding paragraph, Employee hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 2 with the same legal force and effect as if executed by Employee. Employee hereby waives, assigns and quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
2.10    Presumption of Ownership. Due to the difficulty of establishing when an Invention is first conceived or developed, whether it results from access to the Company’s actual or anticipated business or research or development, or whether it is a direct or indirect result or derivation of any work Employee perform for the Company, Employee hereby acknowledges and agrees that ownership of all Inventions conceived, developed, suggested or reduced to practice by Employee, alone or jointly with others during my employment shall be presumed to belong to the Company and Employee shall have the burden of proof to prove otherwise.
3.    NON-COMPETE AND NON-SOLICITATION OBLIGATIONS.
3.1    Definitions.
(a)    “Business” shall mean the acquisition, exploration, development and production of onshore oil, natural gas and associated liquids in the United States of America.

(b)    “Business Opportunities” shall mean all business ideas, prospects, proposals or other opportunities pertaining to the Business, that are or were developed by me during my employment with the Company or any of the Company’s Affiliates or originated by any third party and brought to my attention during my employment with the Company or any of the Company’s Affiliates and in such capacity, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).
(c)    “Post-Termination Non-Compete Term” shall have the meaning set forth in the Executive Severance Plan.
3.2    Covenant Not to Compete During Term of Employment. Employee acknowledge that, during my employment with the Company, Employee will have access to and knowledge of Proprietary Information, including, without limitation, trade secret information. During the term of my employment with the Company and except as provided below or as otherwise permitted by the Company (acting upon the instruction of the board of directors of the Company), to protect the Company’s Proprietary Information, Employee agree that:
(a)    Employee shall not, other than through the Company or any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any predecessor to any such entity (each a “Company Affiliate” and collectively, the “Company’s Affiliates”), engage or participate in any manner, whether directly or indirectly for Employee’s direct benefit through a family member or as an employee, employer, consultant, agent, principal, partner, more than five percent shareholder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity, in (i) any business or activity that is competitive with the Business (as defined above), (ii) any business or activity that is engaged in leasing, acquiring, exploring, developing or producing hydrocarbons and related products, or (iii) any enterprise in which a material portion of its business is materially competitive in any way with any business in which the Company or any of the Company’s Affiliates is engaged during Employee’s employment with the Company or any of the Company’s Affiliates (including, without limitation, any business if the Company devoted material resources to entering into such business); and
(b)    all investments made by Employee (whether in Employee’s own name or for Employee’s direct benefit through an immediate family member or intermediary)( collectively, “Employee Affiliates), which relate to the Business or the lease, acquisition, exploration, development or production of hydrocarbons and related products shall be made solely through the Company or any of the Company’s Affiliates; and Employee shall not (directly or indirectly), and shall not permit any Employee Affiliates to: (i) invest or otherwise participate alongside the Company or any of the Company’s Affiliates in any Business Opportunities (as defined above) or (ii) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether the Company or any of the Company’s Affiliates ultimately participates in such business or activity;
provided, however, that this Section 6.2 shall not apply to (w) the existing personal oil and gas investments owned by Employee, Employee’s family members or any Employee Affiliates as of the date of these Terms and Conditions set forth on Exhibit A hereto (the “Existing Personal Investments”), (x) future expenditures made by Employee, Employee’s family members or any Employee Affiliates in the Existing Personal Investments, provided that such future expenditures do not go beyond the limited allowed for Permitted Investments (as defined below), (y) Permitted Investments (as defined below) and (z) any opportunity that is first offered to, and subsequently declined by, the Company (acting through the Company’s board of directors of the Company or its designee), if and to the extent that such opportunities are outside the Geographic Scope( as defined below). For purposes of these Terms and Conditions, “Permitted Investments” means passive investments in securities or other ownership interests of businesses made by Employee, Employee’s family members or any Employee Affiliates, provided that the aggregate amount owned by Employee, Employee’s family members and Employee Affiliates does not exceed 5% of the outstanding securities or other ownership interests of any such business.
3.3     Covenant Not to Compete After the Date of Termination. Employee hereby acknowledge and agree that the purpose of this Section 3.3 is to protect the Company from unfair loss of goodwill and business advantage, to shield Employee from the pressure to use or disclose Proprietary Information or to trade on the goodwill belonging to the

Company, for the protection of the Company’s trade secret and Proprietary Information, and because of the knowledge Employee has acquired or will acquire as an executive or management personnel, or as an officer, or as profession staff to executive and management personnel. Accordingly, during the Post-Termination Non-Compete Term, Employee agree not to engage or participate in any manner, whether directly or indirectly for Employee’s benefit, through a family member, or as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, licensor, lender (other than as an employee of a chartered commercial bank with assets of $500 million or greater), lessor, or in any other individual or representative capacity, in any business engaged in leasing, acquiring, exploring, developing, or producing hydrocarbons and related products within the boundaries of, or within a twenty-five (25) mile radius of the boundaries of, any mineral property interest of the Company or the Company’s Affiliates (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest, or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreement between the Company or any of the Company’s Affiliates and any third party) or any other property on which the Company or the Company’s Affiliates have a right, license, or authority to conduct or direct exploratory activities, such as three dimensional seismic acquisitions or other seismic, geophysical, and geochemical activities as of the date my employment with the Company is terminated (the “Geographic Scope”); provided, however, that this subparagraph shall not be construed to preclude Employee from (w) holding the Existing Personal Investments, (x) making future expenditures made by Employee, Employee’s family members or any Employee Affiliates in the Existing Personal Investments, provided that such future expenditures do not go beyond the limited allowed for Permitted Investments, (y) making Permitted Investments and (z) investing in any opportunity that is first offered to, and subsequently declined by, the Company (acting through the board of directors of the Company or its designee), if and to the extent that such opportunities are outside the Geographic Scope.
3.4    Covenant Not to Solicit. Employee shall not, during Employee’ employment with the Company or the Post-Termination Non-Compete Term (a) directly or indirectly, on behalf of Employee or any third party, solicit, encourage, facilitate, or induce any advertiser, supplier, broker, vendor, agent, sales representative, employee, contractor, consultant, or licensee of the Company or of the Company’s Affiliates to breach any agreement or contract with, or discontinue or curtail his, her or its business relationships with the Company or any of the Company’s Affiliates or (b) directly or indirectly, solicit, recruit or induce as an employee, independent contractor or otherwise, either for Employee or any other third party, any person who is employed by the Company or any of the Company’s Affiliates at the time of such solicitation, recruitment or inducement; provided that general solicitations not specifically directed at any individual shall not be deemed to violate this Section 3.4.
4.    NO CONFLICTING OBLIGATION. Employee represent that Employee’s performance of all the terms of these Terms and Conditions and as an employee of the Company does not and will not breach any non-compete agreement or any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company. Employee has not entered into, and Employee agree Employee will not enter into, any agreement either written or oral in conflict with these Terms and Conditions.
5.    LEGAL AND EQUITABLE REMEDIES. Because Employee’s services are personal and unique and because Employee may have access to and become acquainted with the Company’s Proprietary Information, the Company has the right to enforce these Terms and Conditions and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of these Terms and Conditions. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to Company under these Terms and Conditions or the law, including the right to seek damages from me for a breach of any provision of these Terms and Conditions, nor shall this paragraph be construed to limit the rights or remedies available under applicable law or in equity for any violation of any provision of these Terms and Conditions, including, but not limited to, claims for damages. If Employee violates and covenant contained in Section 5, the duration of such covenant shall be automatically extended for the period of time equal to the period of such violation.
6.    NOTICES. Any notices required or permitted hereunder will be given to the appropriate party at the address specified below or at such other address as the party may specify in writing. Such notice will be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

7.    NOTIFICATION OF NEW EMPLOYER. In the event that Employee leaves the employ of the Company, Employee hereby consents to the notification of Employee’s new employer of my rights and obligations under these Terms and Conditions.
8.    GENERAL PROVISIONS.
8.1    Governing Law; Consent to Personal Jurisdiction. These Terms and Conditions will be governed by and construed according to the laws of the State of Colorado, without regard for its conflicts of law principles that would require application of the laws of a different state. Employee hereby expressly consent to the personal jurisdiction of the state and federal courts located in Denver, Colorado for any lawsuit filed there against me by Company arising from or related to these Terms and Conditions.
8.2    Attorneys’ Fees and Costs. Should the Parties take any action or commence any legal proceeding relating to these Terms and Conditions, if either Party prevails in all or any part of its claims or defenses, such Party shall be entitled to recover all costs and expenses from the other Party, including reasonable attorneys’ fees, incurred in connection with such action or other legal proceeding.
8.3    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
8.4    Severability. In case any one or more of the provisions contained in these Terms and Conditions is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of these Terms and Conditions, and these Terms and Conditions will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Notwithstanding the foregoing, if any one or more of the provisions contained in these Terms and Conditions is held to be excessively broad as to duration, geographical scope, activity or subject, for any reason, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it then appears.
8.5    Successors and Assigns. These Terms and Conditions will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. These Terms and Conditions and shall be freely assignable by Company in its sole discretion, at any time, without the requirement of notice or consent by me.
8.6    Survival. The provisions of these Terms and Conditions will survive the termination of my employment and the assignment of these Terms and Conditions by the Company to any successor in interest or other assignee.
8.7    Employment. Employee acknowledge and agree that my relationship with the Company is “AT-WILL”, and that both the Company and Employee may terminate my employment relationship at any time, with or without cause or advance notice. Employee further agree and understand that nothing in these Terms and Conditions will confer any right with respect to continuation of employment by the Company, nor will it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.
8.8    Waiver. No waiver by the Company of any breach of these Terms and Conditions will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under these Terms and Conditions will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of these Terms and Conditions.
8.9    Entire Agreement. The obligations pursuant to Sections 1 and 2 of these Terms and Conditions will apply to any time during which Employee was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. These Terms and Conditions is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions and agreements between us relating to the subject matter hereof. No modification of or amendment to these Terms and Conditions, nor any waiver of any rights under these Terms and Conditions, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of these Terms and Conditions.

8.10    Advice of Counsel. EMPLOYEE ACKNOWLEDGE THAT, IN EXECUTING THESE TERMS AND CONDITIONS, EMPLOYEE HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND EMPLOYEE HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THESE TERMS AND CONDITIONS. THESE TERMS AND CONDITIONS MAY NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
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